Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is by and between Patriot Scientific Corporation, a Delaware corporation ("Employer" or the "Company") and Clifford Flowers ("Executive").

WHEREAS, Executive is currently employed pursuant to an Employment Agreement dated September 17, 2007 (“Prior Agreement”).

WHEREAS, the Employer and Executive wish to enter into this Agreement to replace the Prior Agreement in its entirety and to continue Executive’s employment with Employer pursuant to the terms and conditions set forth herein.

In consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.        Employment. Upon the terms and conditions hereinafter set forth, Employer hereby employs Executive to serve as the Chief Financial Officer of the Company ("CFO"), and Executive hereby accepts such employment under the terms and conditions set forth herein. In addition, Executive shall serve as the Interim Chief Executive Officer of the Company until a new Chief Executive Officer is appointed by the Board of Directors of the Company.

2.        Effective Date. The effective date of the Agreement shall be December 1, 2016 (the "Effective Date"). The employment relationship pursuant to this Agreement shall be for an initial one year period commencing on the Effective Date set forth above ("Initial Term"), unless sooner terminated in accordance with paragraph 7, below. On completion of the Initial Term, and if not terminated pursuant to paragraph 7, this Agreement will extend for additional one year terms ("Renewal Terms") and will be terminable by either party, with or without cause as set forth in paragraphs 4 and 7 of this Agreement. The Initial Term and each Renewal Term shall be referred to herein as the “Term.”

3.        Duties. Executive shall perform such duties as are customarily performed by a Chief Financial Officer, and such other duties and responsibilities that may be assigned to him by the Chief Executive Officer ("CEO") and/or the Board of Directors, including, without limitation any duties assigned to him by the Board of Directors for the time period during which Executive serves as the Interim Chief Executive Officer of the Company. Without limiting the foregoing, Executive shall manage the Company's budget, business development, financial affairs, and perform such other duties and responsibilities commensurate with the duties, authorities, and responsibilities of similar persons in similar sized companies.

Executive shall report to the President/CEO and Audit Committee and have such authority as is delegated by the President/CEO and Audit Committee; provided, that, for the time period during which Executive serves as Interim Chief Executive Officer, he shall report directly to the Board of Directors of the Company. Executive shall be governed by the policies and practices established by the Company. Employer requires that: (a) Executive will devote his utmost knowledge and best skill to the performance of his duties; (b) Executive shall devote his full business time (not less than 40 hours per week) to the rendition of such services, subject to absences for customary vacations and for temporary illness; and (c) Executive will not engage in any other gainful occupation which requires his personal attention and/or creates a conflict of interest with his job responsibilities under this Agreement without the prior written consent of the Board of Directors of the Company, with the exception that Executive may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit to the extent permitted by the provisions herein and applicable law.

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Executive's job performance will be reviewed annually. Executive acknowledges and understands that performance reviews do not necessitate or correlate with salary increases and that a favorable performance review neither guarantees continued employment nor increased compensation.

4.        At-Will Employment. Executive and Employer agree that Executive's employment may be terminated by Executive or by Employer, with or without cause any time prior to the expiration of the Initial Term and/or the Renewal Term in accordance with paragraph 7 of this Agreement. Executive and Employer expressly agree that this provision is intended by Executive and Employer to be the complete and final expression of their understanding regarding the terms and conditions under which Executive's employment may be terminated. Executive and Employer further understand and agree that no representation contrary to this provision is valid, and that this provision may not be augmented, contradicted or modified in any way, except in writing signed by Executive, a representative of the Board of Directors, and the President/CEO (if such change is adopted during the period in which Executive is serving solely as Chief Financial Officer).

5.       Compensation.

5.1        Base Salary. Executive shall be paid an annual base salary of $327,750, payable according to Employer's payroll schedule and subject to applicable state and federal withholdings and other payroll deductions.

5.2        Bonus. Executive will be eligible to participate in any bonus program as set forth by the Compensation Committee of the Board of Directors. Pursuant to such program, Executive shall be eligible to receive an annual cash bonus based on performance objectives established by the Compensation Committee with a maximum annual cash bonus not to exceed fifty percent (50%) of his then in effect base salary The actual amount of the annual bonus paid to Executive, if any, will be determined by the Compensation Committee in its sole discretion. Any annual bonus earned pursuant to this paragraph 5.2 shall be paid to Executive in a single lump sum cash payment by March 15 following the year in which the bonus was earned.

5.3        Stock Options. Executive will be eligible to receive grants of stock options and other forms of equity compensation awards. Such awards, if any, will be made in the sole discretion of the Compensation Committee of the Board of Directors and will be subject to all the terms and conditions specified by the Compensation Committee, the then applicable Company stock plan document, the award agreement that Executive must execute to receive an award, and the Company’s insider trading policy.

6.       Fringe Benefits.

6.1        Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any Company benefit plan or arrangement which may be in effect from time to time and made available to its management employees.

6.2        Vacation. Executive shall earn and accrue vacation days at the rate of twenty (20) days per year. Unused vacation shall carry over to the next year, but Executive shall cease accruing further vacation at any time Executive has accrued thirty (30) vacation days, and shall not accrue further vacation days until Executive has used some or all of the accrued vacation days. Unused vacation days which are not in excess of thirty (30) vacation days shall be paid in a cash lump sum payment promptly after Executive's termination of employment.

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6.3        Expenses. Employer shall reimburse Executive on a monthly basis for receipts Executive submits for all reasonable and necessary travel and other business expenses incurred by Executive in the performance of Executive's duties hereunder, consistent with Employer's normal expense reimbursement policy. Such expenses shall include professional society membership dues. Additionally, Employer will reimburse Executive up to a maximum of One Thousand Five Hundred Dollars ($1,500) per year for successful completion (with a passing grade) of job-related continuing education courses. The reimbursement of expenses pursuant to this Agreement will be subject to the following conditions: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year will not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits will be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

7.        Termination.

7.1        Termination With Cause. If Executive (a) breaches in any material respect or fails to fulfill any fiduciary duty owed to Employer; (b) breaches in any material respect this Agreement or any other confidentiality or non-solicitation, non-competition agreement between Employer and Executive; (c) pleads guilty to or is convicted of a felony, a crime of moral turpitude or any other crime; (d) is found to have engaged in any reckless, fraudulent, dishonest or grossly negligent misconduct, or act of moral turpitude; (e) fails to satisfactorily perform his duties to the Company or comply with Company policies and rules (excluding those policies set forth in paragraph 7.l(f) for which no opportunity to cure is required), provided that Executive fails to cure any such failure within thirty (30) days after written notice from Employer of such failure, provided further, however, that such right to cure shall not apply to any repetition of the same failure previously cured hereunder; or (f) violates any material rule, regulation or policy of the Company relating to harassment, discrimination, retaliation, violence, theft/embezzlement, business ethics, and drug and alcohol use, that may be established and made known to Employer's employees from time to time, including without limitation, the Company Employee Handbook, a copy of which has been provided to Executive, Employer may terminate immediately his employment and Executive shall have no right to receive any compensation or benefit hereunder after such termination other than base salary and vacation earned or accrued but unpaid as of the date of termination, calculated in accordance with paragraph 6.2 (collectively the “Accrued Obligations”). Executive shall not be entitled to any annual bonus, or proration thereof, if terminated under this paragraph.

7.2        Termination Without Cause. If the Company terminates Executive's employment without Cause, he shall be entitled to receive the Accrued Obligations. In addition, Executive shall be entitled to receive severance equal to 1.25 times his base salary then in effect (the “Severance”), payable in accordance with the Company’s payroll schedule, subject to applicable state and federal tax withholding and other payroll deductions, with the first such payment made no later than sixty (60) days following Executive’s termination of employment without Cause, provided that Executive must sign (and not revoke) the general release described below to receive the Severance. In order to be entitled to the Severance reflected herein, Executive must sign a general release of all claims known and unknown, against Employer, its officers and directors, agents and employees and any related entities or persons. Although a copy of the Company's current standard general release shall be available for Executive's review upon his request, Executive acknowledges that such release is subject to change at the Company's discretion. Nothing herein will be construed to limit or modify the duty of Executive to mitigate Executive's damages in the event Employer terminates Executive's employment without Cause. Such release shall be provided to Executive within five (5) business days following his termination of employment and must become effective no later than sixty (60) days following Executive’s termination of employment. To the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company, in its sole discretion, may pay any amounts owed pursuant to this paragraph 7.2 in a single lump sum cash payment instead of the installments described above, with such payment made no later than sixty (60) days following Executive’s termination without Cause. If the Company concludes, in its sole discretion, that the Severance is subject to Section 409A of the Code, and if the consideration period in the release, plus the revocation period described in the release spans two (2) calendar years, the Severance payments shall not begin until the second calendar year. Executive shall not be entitled to any annual bonus, or proration thereof, if terminated under this paragraph.

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7.3        Termination Upon Death or Disability. Executive's employment shall terminate upon his death or disability ("disability" being defined as any mental or physical condition which, in the reasonable opinion of a mutually agreed upon licensed physician and/or psychiatrist (as the case may be), renders Executive unable or incompetent to carry out Executive's duties under this Agreement, with or without reasonable accommodation, for a period of at least three months). In the event of a termination of Executive's employment for death or disability, Executive shall have no right to receive any further compensation or benefit hereunder after such termination but shall be entitled to receive the Accrued Obligations. Executive shall not be entitled to any annual bonus, or proration thereof, if terminated under this paragraph.

7.4        Change of Control. In the event of any merger, reverse merger, acquisition or consolidation of the Company where the Company is not the surviving or resulting corporation, or upon transfer of all or substantially all of the assets of the Company, and Executive is not retained by the surviving or resulting corporation in a substantially similar position ("Change of Control"), he shall be entitled to receive the Accrued Obligations and Executive’s unvested and outstanding stock options shall fully vest and become exercisable such that Executive can participate in the Change of Control transaction. In addition, if Executive is terminated without Cause or resigns his employment for Good Reason (as defined below) during the twenty-four (24) month period following such Change of Control, Executive shall be paid a lump sum cash payment equal to 1.25 times his highest base salary during the preceding twenty-four (24) month period, subject to applicable state and federal tax withholding and other payroll deductions, payable no later than sixty (60) days following Executive’s termination of employment, provided that Executive must sign (and not revoke) the general release described above to receive the payment described in this paragraph. Executive shall not be entitled to any annual bonus, or proration thereof, if terminated under this paragraph.

7.5        Resignation For Good Reason. In the event Executive resigns his employment for "Good Reason" as defined below, he shall be entitled to receive the Accrued Obligations. In addition, Executive will be entitled to receive Severance in accordance with the terms set forth in paragraph 7.2 above, provided that Executive must sign (and not revoke) the general release described above. Executive shall not be entitled to any annual bonus, or proration thereof, if terminated under this paragraph. For sake of clarity, in the event Executive resigns his employment without Good Reason, Executive will be entitled to the Accrued Obligations but will not be entitled to receive the Severance described in paragraph 7.2 above. Executive will be deemed to have resigned with "Good Reason" upon the occurrence of any of the following events without Executive's consent: (a) a material reduction in Executive's duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction; (b) the relocation of Executive's principal place of business to a point more than sixty (60) miles from Carlsbad, California; or (c) a material reduction by the Company of Executive's base salary as initially set forth herein or as the same may be increased from time to time. Provided however that, such termination by Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (i) Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period"); and (iii) Executive terminates his employment within thirty (30) days following the end of the Cure Period.

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7.6        Removal as Interim Chief Executive Officer. Notwithstanding any other provision of this Agreement to the contrary and for the avoidance of doubt, Executive acknowledges and agrees that the removal of the title of Interim Chief Executive Officer, along with the corresponding reduction of duties, shall not be considered a termination without “Cause” pursuant to paragraph 7.2, nor an event giving rise to “Good Reason” pursuant to paragraph 7.5, if Executive retains the title of Chief Financial Officer of the Company following such removal (if Executive does not retain the title of Chief Financial Officer following such removal, his entitlement to severance benefits, if any, will be governed by paragraph 7.2 or 7.5, as applicable).

7.7        280G Limitation on Payments.

(i)        In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this paragraph 7.6 would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's severance and other benefits provided under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(ii)        If a reduction in the payments and benefits that would otherwise be paid or provided to the Executive under the terms of this Agreement is necessary to comply with the provisions of paragraph 7.7(i), the payment reduction shall be implemented by Executive first forfeiting any severance payments, with the latest scheduled payments to be reduced first, next Executive shall forfeit any other payments or benefits that could constitute “parachute payments” as defined in Section 280G of the Code (reduced from highest value under Code Section 280G to lowest value). If, as a result of any reduction required by paragraph 7.7(i), amounts previously paid to the Executive exceed the amount to which the Executive is entitled, the Executive will promptly return the excess amount to the Company.

(iii)        Any determination required under this paragraph 7.7(iii) shall be made in writing by a nationally recognized accounting or consulting firm appointed by the Company, which firm shall not then be serving as accountant or auditor for or consultant to the Company or the person or entity that effected the change in ownership or effective control of the Company and whose determinations shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this paragraph 7.6, such firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to such firm such information and documents as such firm may reasonably request in order to make a determination under this paragraph 7.7. The Company shall bear all costs such firm may reasonably incur in connection with any calculations contemplated by this paragraph 7.7.

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7.8        Application of Internal Revenue Code Section 409A. This Agreement shall be operated in compliance with Section 409A of the Code or an exception thereto and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A and the applicable regulations. Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. If the Company concludes, in the exercise of its discretion, that the severance payments described in this Agreement are subject to Section 409A of the Code no severance payment will be paid prior to Executive’s “Separation from Service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)). In addition, if the severance payments described in this Agreement are subject to Section 409A of the Code, and if Executive is a “Specified Employee” as defined in Treasury Regulation Section 1.409A-1(i)(1) on the date of Executive’s Separation from Service, the severance payments shall begin on the first day of the seventh month following Executive’s Separation from Service.

8.        Trade Secrets, Confidential Information and Inventions.

8.1        Trade Secrets In General. During the course of Executive's employment, Executive will have access to various trade secrets, confidential information and inventions of Employer as defined below.

(i)        "Confidential Information" means all information and material which is proprietary to the Company, whether or not marked as "confidential" or "proprietary" and which is disclosed to or obtained from the Company by the Executive, which relates to the Company' past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, "know-how", new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by subparagraph (iii), or non-public business information. Confidential Information does not include any information which (1) was in the lawful and unrestricted possession of the Executive prior to its disclosure by the Company, (2) is or becomes generally available to the public by acts other than those of the Executive after receiving it, or (3) has been received lawfully and in good faith by the Executive from a third party who did not derive it from the Company.

(ii)        "Inventions" means all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or "know-how" related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.

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(iii)        "Trade Secrets" shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.

This paragraph includes not only information belonging to Employer which existed before the date of this Agreement, but also information developed by Executive for Employer or its employees during his employment and thereafter.

8.2        Restriction on Use of Confidential Information. Executive agrees that his use of Trade Secrets and other Confidential Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.

8.2.1        Non-Disclosure. Except as required by the performance of the Executive's services to the Company under the terms of this Agreement, neither the Executive nor any of his agents or representatives, shall, directly or indirectly, publish or otherwise disclose, or permit others to publish, divulge, disseminate, copy or otherwise disclose the Company's Trade Secrets, Confidential Information and/or Inventions as defined above. Nothing in this Agreement shall in any way prohibit Executive from the disclosure of Confidential Information or Trade Secrets or Inventions that: (a) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit, if such filing is made under seal.   In the event that Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, Executive may disclose Confidential Information, Trade Secrets or Inventions related to the suspected violation of law or alleged retaliation to Executive’s attorney and use that information in the court proceeding if Executive or Executive’s attorney: (A) files any document containing such information under seal; and (B) does not disclose the information, except pursuant to court order.  The Company provides this notice in compliance with the Defend Trade Secrets Act of 2016.

8.2.2        Use Restriction. Executive shall use the Trade Secrets, other Confidential Information and/or Inventions only for the limited purpose for which they were disclosed. Executive shall not disclose the Trade Secrets, other Confidential Information and/or Inventions to any third party without first obtaining written consent from the CEO and shall disclose the Trade Secrets, other Confidential Information and/or Inventions only to Employer's own employees having a need know. Executive shall promptly notify the CEO of any items of Trade Secrets prematurely disclosed.

8.2.3        Surrender Upon Termination. Upon termination of his employment with Employer for any reason, Executive will surrender and return to Employer all documents and materials in his possession or control which contain Trade Secrets, Inventions and other Confidential Information. Executive shall immediately return to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other Company property in his possession or under his control, relating to or used in connection with the past, present or anticipated business of the Company, or any affiliate or subsidiary thereof. Executive acknowledges and agrees that all such lists, books, records, materials and documents, are the sole and exclusive property of the Company. If Executive fails to return the property described in this paragraph to the Company promptly following his termination, he shall not be entitled to the severance payments described in this Agreement.

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8.2.4        Prohibition Against Unfair Competition. At any time after the termination of his employment with Employer for any reason, Executive will not engage in competition with Employer while making use of the Trade Secrets of Employer.

8.2.5        Patents and Inventions. The Executive agrees that any inventions made, conceived or completed by him during the term of his service, solely or jointly with others, which are made with the Company's equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the invention to the business of the Company or the Company's actual or demonstrably anticipated research and development, or which result from any work performed by the Executive for the Company, shall be the sole and exclusive property of the Company. The Executive promises to assign such inventions to the Company. The Executive also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses. The Executive agrees to assign to the Company the Executive's rights in any other inventions where the Company is required to grant those rights to the United States government or any agency thereof. In order to permit the Company to claim rights to which it may be entitled, the Executive agrees to disclose to the Company in confidence all inventions which the Executive makes arising out of the Executive's service and all patent applications filed by the Executive within one year after the termination of his service.

The Executive shall assist the Company in obtaining patents on all inventions, designs, improvements and discoveries patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.

8.2.6       Exception. Nothing in this Agreement shall be construed to limit, impede or impair Executive’s right or obligation to report any illegal, improper, or other inappropriate conduct to any government agency regarding matters that are within the jurisdiction of such agency nor shall anything in this Agreement be construed to limit, impede or impair Executive’s right or obligation to engage in any conduct protected under any state or federal law providing “whistleblower” protection to Executive.

9.        Solicitation of Employees or Customers.

9 .1 Information About Other Employees. Executive will be called upon to work closely with employees of Employer in performing services under this Agreement. All information about such employees which becomes known to Executive during the course of his employment with Employer, and which is not otherwise known to the public, including compensation or commission structure, is a Trade Secret of Employer and shall not be used by Executive in soliciting employees of Employer at any time during or after termination of his employment with Employer.

9.2        Solicitation of Employees Prohibited. During Executive's employment and for one year following the termination of Executive's employment, Executive shall not, directly or indirectly ask, solicit or encourage any employee(s) of Employer to leave their employment with Employer. Executive further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

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9.3        Solicitation of Customers Prohibited. For a period of one year following the termination of Executive's employment, Executive shall not, directly or indirectly solicit the business of any of Employer's customers in any way competitive with the business or demonstrably anticipated business of the Company nor shall Executive, directly or indirectly, encourage, induce, solicit, or accept business from any client or customer or potential client or customer of the Company, with whom Executive had contact, for whose account Executive worked, or about whom Executive had knowledge of. Executive further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

10       Unfair Competition, Misappropriation of Trade Secrets and Violation of Solicitation Clauses. Executive acknowledges that unfair competition, misappropriation of trade secrets or violation of any of the provisions contained in paragraphs 8 through 9 would cause irreparable injury to Employer, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that Employer shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages and, in such case without limiting the foregoing, Executive shall not be entitled to the severance payments described in this Agreement.

11.        Representation Concerning Prior Agreements. Executive represents to Employer that he is not bound by any non-competition and/or non-solicitation agreement that would preclude, limit or in any manner affect his employment with Employer. Executive further represents that he can fully perform the duties of his employment without violating any obligations he may have to any former employer, including but not limited to, misappropriating any proprietary information acquired from a prior employer. Executive agrees that he will indemnify and hold Employer harmless from any and all liability and damage, including attorneys' fees and costs, resulting from any breach of this provision.

12.        Personnel Policies and Procedures. The Employer shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees. Executive agrees to comply with the policies and procedures of the Employer. To the extent any provisions in Employer's personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply.

13.        Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

14.        Successors and Assigns. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

15.        Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.

16.        Severability. Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

17.        Survival. The provisions in paragraphs 8 through 10, 13 through 22, and 25 inclusive, of this Agreement shall survive termination of Executive's employment, regardless of who causes the termination and under what circumstances.

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18.        Waiver. Neither party's failure to enforce any provision or provisions of this Agreement shall be deemed or in any way construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every provision of this Agreement. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party's right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

19.        Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to Executive's residence in the case of Executive, or hand delivered to the Executive, and, in the case of Employer, to the Board of Directors at the principal corporate office.

20.        Arbitration. The parties agree that disputes concerning the terms of this Agreement and Executive's employment under this Agreement are subject to arbitration in accordance with the Employee Arbitration Agreement attached hereto as Exhibit "A" and incorporated by this reference as though fully set forth herein.

21.        Entire Agreement. Executive acknowledges receipt of this Agreement and agrees that this Agreement represents the entire agreement with Employer concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings or agreements with Employer or any officer or agent thereof through the date the Agreement is executed by the parties, except the Employee Arbitration Agreement which is incorporated herein as set forth in paragraph 21 of this Agreement and attached hereto as Exhibit "A." Executive understands that no representative of the Employer has been authorized to enter into any agreement or commitment with Executive which is inconsistent in any way with the terms of this Agreement.

22.        Construction. This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement or caused it to be drafted.

23.        Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Further, facsimiles of signatures may be taken as the actual signatures, and each party agrees to furnish the other with documents bearing the original signatures within ten days of the facsimile transmission.

24.        Acknowledgment. Executive acknowledges that he has been advised by Employer to consult with independent counsel of his own choice, at his expense, concerning this Agreement, that he has had the opportunity to do so, and that he has taken advantage of that opportunity to the extent that he desires. Executive further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

25.       Cooperation. Following the termination of Executive’s employment for any reason, Executive will, at no cost to Executive, cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or other investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period during which Executive provided services to the Company. Cooperation will include: (a) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony; (b) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore, as and to the extent that the Company or the Company’s counsel reasonably requests; (c) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and (d) cooperating fully in the development of the Company’s prosecution or defense of such litigation or administrative proceeding. The Company shall promptly reimburse Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary or otherwise reasonably requested by Executive), incurred in connection with any cooperation, consultation, or advice rendered pursuant to this paragraph 25.

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IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth below.

CLIFFORD FLOWERS

Dated: 12/30/2016	/s/ Clifford Flowers

PATRIOT SCIENTIFIC CORPORATION

Dated: 12/30/2016	By: /s/ Carlton M. Johnson

Name: Carlton M. Johnson

Title: Chairman of the Compensation Committee

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